Exhibit 5.1

Opinion of Holland & Knight LLP

May 16, 2007

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (“SBA”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of an automatic shelf registration statement on Form S-3 filed on the date hereof (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $350,000,000 aggregate principal amount of the Company’s 0.375% Convertible Senior Notes due 2010 (the “Notes”), issued under the Indenture, dated as of March 26, 2007 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and (ii) 10,429,720 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Notes pursuant to the Indenture. The shares of Common Stock initially issuable upon conversion of the Notes pursuant to the Indenture are referred to herein as the “Conversion Shares.” The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture;

(c)	a copy of the global certificate evidencing the Notes;

(d)	an executed copy of the Purchase Agreement, dated as of March 20, 2007 (the “Purchase Agreement”), by and among the Company and representatives of the several initial purchasers named therein;

(e)	an executed copy of the cross receipt and acknowledgement of funds, dated March 26, 2007, by and among the Company and the representatives of the several initial purchasers named in the Purchase Agreement;

(f)	a specimen certificate evidencing the Common Stock;

(g)	an executed copy of the Notification Form for listing of additional shares of the Common Stock with the Nasdaq Global Select Market;

(h)	the Fourth Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of the State of Florida;

(i)	the Amended and Restated Bylaws of the Company, as certified by Thomas P. Hunt, Secretary of the Company;

(j)	resolutions of the Board of Directors of the Company, adopted on March 19, 2007, and resolutions of the Pricing Committee thereof, adopted on March 20, 2007, as certified by Thomas P. Hunt, Secretary of the Company; and

(k)	the Secretary’s certificate, dated March 26,2007, as signed by Thomas P. Hunt, Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In rendering the opinion set forth in paragraph 1 below, we have also assumed that the Notes were duly authenticated by the Trustee. In rendering the opinion set forth in paragraph 2 below, we have assumed that the certificates evidencing the Conversion Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Class A common stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Class A common stock.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Notes have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.	The Conversion Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Holland & Knight LLP